Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Feb. 22, 2013

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Director, Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric reports 2012 financial results and initiates 2013 earnings guidance

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $141 million, or $1.87 per diluted share, for the year ended Dec. 31, 2012, compared with $147 million, or $1.95 per diluted share, for 2011. Net income was $28 million, or 38 cents per diluted share, for the fourth quarter of 2012 compared with $29 million, or 38 cents per diluted share, for the comparable period of 2011. The decreases in net income were largely due to decreased residential energy deliveries from warmer weather during the heating season, increased pension expense and higher income taxes, partially offset by a deferral of costs related to four capital projects.

“I’m pleased with PGE’s operating performance in 2012,” said Jim Piro, president and chief executive officer. “Our delivery system and generating facilities operated extremely well. We are making investments in our distribution infrastructure to increase the reliability and resilience of our system and have made significant progress on our strategic initiatives, including the selection of Port Westward Unit 2 as our capacity resource.”

Recent developments

•
General Rate Case—On Feb. 15, 2013, PGE filed a general rate case with the Public Utility Commission of Oregon for a $105 million, or approximately 6 percent, overall increase in customer prices, based on a 2014 test year. The goal of the general rate case is to request prices that allow for the recovery of costs necessary to provide safe, reliable and sustainable power to customers. Factors driving the request include improvements to existing power plants and wind forecasting, new Clackamas River fish-sorting facilities, a disaster-preparedness center, technology investments, employees benefit costs and new federal regulations. The request assumes a capital structure of 50 percent debt and 50 percent equity, a return on equity of 10 percent, and an average rate base of $3.1 billion. A final order from the OPUC is expected before the end of 2013, with new customer prices expected to be effective Jan. 1, 2014.

•
Request for Proposals for Energy and Capacity Resources—On Jan. 31, 2013, PGE announced that its proposed Port Westward Unit 2 flexible generating resource was selected as the successful bid in the capacity request for proposals. Construction of the 220 megawatt plant will begin this year with an estimated total cost between $300 million and $310 million and an online date expected in 2015. The request for proposals also sought 300 - 500 megawatts of baseload energy resources, as well as seasonal capacity resources. The company is in the process of negotiating with the top bidder from the final short list of baseload energy projects with a final decision expected by mid-2013. The company will also conduct negotiations to secure power purchase agreements for the seasonal capacity resources.

•
Request for Proposals for Renewable Resources—PGE is evaluating the bids received for the renewables RFP and expects to have a final short list in early March 2013, and a final resource selection expected by mid-2013.

•
Cascade Crossing Transmission Project—On Jan. 11, 2013, PGE and Bonneville Power Administration signed a memorandum of understanding to pursue a modification to PGE’s proposed Cascade Crossing Transmission Project. PGE initially proposed a 215-mile transmission project from Boardman, Ore. to Salem, Ore. Under the MOU the line would be shortened to approximately 120 miles and run from Boardman to a new substation called Pine Grove near Maupin, Oregon. Terms of the MOU provides for PGE to invest in grid enhancements and/or exchange assets with BPA. PGE expects the cost of the full project scope, as modified, to be at least $800 million. Construction of the 120 miles of new transmission would take at least two years and could start as early as 2017. As the parties continue negotiation of the terms and conditions of the modified proposal, the estimated costs and timeline of the project will be clarified.

Fourth quarter operating results

Total revenues decreased $16 million, or 3 percent, in the fourth quarter of 2012 compared with the fourth quarter of 2011. This was largely due to a 2 percent decrease in the volume of energy sold and delivered, due to warmer weather, and a 2% retail price decrease, reflecting lower expected power costs. Residential energy deliveries decreased 6 percent, due to warmer temperatures in the fourth quarter of 2012 compared with 2011, partially offset by a 1 percent increase in commercial and industrial deliveries combined. Adjusting for the effects of weather, total retail deliveries were up approximately 1.4 percent in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Purchased power and fuel expense decreased $22 million, or 10 percent, in the fourth quarter of 2012 compared with the fourth quarter of 2011, with $16 million related to an 8 percent decrease in average variable power cost and $3 million related to a 1 percent decrease in total system load. The average variable power cost decreased to $36.79 per megawatt hour in the fourth quarter of 2012 from $39.91 per megawatt hour in the fourth quarter of 2011, primarily driven by favorable hydro conditions and lower wholesale power and natural gas prices, offset by decreased wind energy received from Biglow Canyon.

Total production, distribution, administrative and other expenses (operating and maintenance expenses) totaled $114 million for the fourth quarter of both 2012 and 2011.

Income taxes increased $5 million, or 31 percent, in the fourth quarter of 2012 compared with the fourth quarter of 2011, primarily due to an adjustment to increase the Company’s net deferred income tax liability, which was driven by an increase in PGE’s composite state tax rate.

2012 annual operating results

Total revenues decreased $8 million in 2012 compared to 2011 primarily due to the net effect of the following:

•
A $34 million decrease related to the volume of retail energy sold and delivered, with total volume down approximately 1 percent from 2011. Residential volume was down 3 percent due to warmer temperatures during the 2012 heating season, which was partially offset by a 1 percent increase in commercial and industrial. Adjusting for the effects of weather, total retail deliveries were up approximately 0.6 percent;

•
A $15 million decrease in average retail price driven by lower expected power costs as established in the annual power cost update tariff, partially offset by an increase related to the shortened operating life of the Boardman plant; and

•
An $11 million, or 18 percent, decrease in wholesale revenues consisting of a 22 percent decline in average price of wholesale power, partially offset by a 5 percent increase in the volume sold; partially offset by

•
A $32 million increase related to $18 million of tax credits refunded to customers in 2011, with no comparable amount in 2012, and a $10 million estimated refund to customers recorded in 2011 pursuant to the power cost adjustment mechanism compared with a reduction in such estimate of $4 million recorded in 2012; and

•
A $20 million increase resulting from the impact of various other regulatory items, of which the largest contributors were $5 million for the recovery of costs under the solar Feed-In Tariff and $3 million for the recovery of expenses related to the Trojan refund, and a $2 million increase in other operating revenues.

Purchased power and fuel expense decreased $34 million, or 4 percent, in 2012 compared with 2011, largely due to a 3 percent decrease in average variable power cost and a 1 percent decrease in total system load. The average variable power cost decreased to $34.25 per megawatt hour in 2012 from $35.15 per megawatt hour in 2011, primarily driven by lower wholesale power and natural gas prices, partially offset by a decrease in energy received from the Biglow Canyon Wind Farm.

Production and distribution expense increased $10 million, or 5 percent, in 2012 compared with 2011, primarily due to higher maintenance costs of the company’s generating plants and distribution system, as well as higher distribution system labor costs. In addition, an insurance recovery in 2011 related to the selective water withdrawal project contributed to the increase.

Depreciation and amortization expense increased $21 million, or 9 percent, in 2012 compared with 2011, largely due to the amortization of the refund of tax credits (offset in retail revenues) in 2011 and increased depreciation expense related to the shortened operating life of Boardman and other capital additions. These increases were partially offset by the deferral of costs for recovery in future customer prices related to four capital projects as authorized in the company’s 2011 General Rate Case.

Taxes other than income taxes increased $4 million, or 4 percent, in 2012 compared with 2011, primarily due to higher property taxes, resulting from both increased property values and tax rates, as well as higher city franchise fees.

Other income, net increased $4 million, or 67 percent, in 2012 compared with 2011, primarily driven by higher earnings and returns from the company’s non-qualified benefit plan trust.

Income taxes increased $6 million, or 10 percent, in 2012 compared with 2011, due to an increase in the company’s effective tax rate to 31.4 percent in 2012 compared with 28.3 percent in 2011. The increases primarily resulted from an adjustment to increase the company’s net deferred income tax liability, which was driven by an increase in PGE’s composite state tax rate. The change in the apportionment was caused by lower wholesale sales in Washington, which has no corporate income tax, resulting in more taxable income being apportioned to Oregon.

Changes in management

On February 20, 2013, PGE’s board of directors appointed Maria M. Pope senior vice president of power supply, power operations and resource strategy and James F. Lobdell senior vice president of finance, chief financial officer and treasurer. These changes reflect the company’s desire to build capacity within the management team and provide opportunities for leaders to take on new roles and responsibilities, broadening their expertise.

Mr. Lobdell, 54, has been an employee of PGE since 1984. He has served as vice president, power operations and resource strategy; vice president of risk management and as vice president of two former PGE affiliates: Portland General Distribution Co., and Portland General Holdings. He has also had leadership roles in business development, internal audit, financial risk management and pricing.

Ms. Pope, 48, has been an employee of PGE since 2009, serving as senior vice president of finance, chief financial officer and treasurer. The appointments are effective March 1, 2013.

2013 earnings guidance

PGE is initiating full-year 2013 earnings guidance of $1.85 to $2.00 per diluted share. Guidance is based on the following assumptions:

•	Load growth of 0.5 percent to 1.0 percent over weather-adjusted 2012;

•	Normal hydro and expected wind conditions and plants achieving their targeted availability factors;

•	Operating and maintenance costs between $110 million to $115 million per quarter;

•	Depreciation expense of $244 million;

•	Capital expenditures of $514 million; and

•	Port Westward Unit 2 AFUDC (debt and equity) of $6 million.

Fourth quarter 2012 earnings call and web cast — Feb. 22, 2013

PGE will host a conference call with financial analysts and investors on Friday, Feb. 22, 2013, at 11 a.m. ET. The conference call will be web cast live on the PGE website at PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, Feb. 22, 2013 through Friday, Mar. 1, 2013.

Jim Piro, president and CEO; Maria Pope, senior vice president, finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 828,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues, net	$463	$479	$1,805	$1,813
Operating expenses:
Purchased power and fuel	193	215	726	760
Production and distribution	58	54	211	201
Administrative and other	56	60	216	218
Depreciation and amortization	60	57	248	227
Taxes other than income taxes	25	24	102	98
Total operating expenses	392	410	1,503	1,504
Income from operations	71	69	302	309
Other income:
Allowance for equity funds used during construction	2	2	6	5
Miscellaneous income, net	2	2	4	1
Other income, net	4	4	10	6
Interest expense	26	28	108	110
Income before income taxes	49	45	204	205
Income taxes	21	16	64	58
Net income	28	29	140	147
Less: net loss attributable to noncontrolling interests	—	—	(1)	—
Net income attributable to Portland General Electric Company	$28	$29	$141	$147

Weighted-average shares outstanding (in thousands):
Basic	75,535	75,346	75,498	75,333
Diluted	75,677	75,364	75,647	75,350
Earnings per share—Basic and diluted	$0.38	$0.38	$1.87	$1.95
Dividends declared per common share	$0.270	$0.265	$1.075	$1.055

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$12	$6
Accounts receivable, net	152	144
Unbilled revenues	97	101
Inventories	78	71
Margin deposits	46	80
Regulatory assets—current	144	216
Other current assets	93	98
Total current assets	622	716
Electric utility plant, net	4,392	4,285
Regulatory assets—noncurrent	524	594
Nuclear decommissioning trust	38	37
Non-qualified benefit plan trust	32	36
Other noncurrent assets	62	65
Total assets	$5,670	$5,733

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$98	$111
Liabilities from price risk management activities - current	127	216
Short-term debt	17	30
Current portion of long-term debt	100	100
Accrued expenses and other current liabilities	179	157
Total current liabilities	521	614
Long-term debt, net of current portion	1,536	1,635
Regulatory liabilities—noncurrent	765	720
Deferred income taxes	588	529
Unfunded status of pension and postretirement plans	247	195
Non-qualified benefit plan liabilities	102	101
Asset retirement obligations	94	87
Liabilities from price risk management activities—noncurrent	73	172
Other noncurrent liabilities	14	14
Total liabilities	3,940	4,067
Total equity	1,730	1,666
Total liabilities and equity	$5,670	$5,733

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$140	$147
Depreciation and amortization	248	227
Other non-cash income and expenses, net included in Net income	74	132
Changes in working capital	40	(5)
Other, net	(8)	(48)
Net cash provided by operating activities	494	453
Cash flows from investing activities:
Capital expenditures	(303)	(300)
Other, net	9	1
Net cash used in investing activities	(294)	(299)
Cash flows from financing activities:
Net payments of long-term debt, including premiums paid	(100)	(80)
Net (payments) proceeds of short-term debt	(13)	11
Dividends paid	(81)	(79)
Noncontrolling interests’ capital distributions	—	(4)
Net cash used in financing activities	(194)	(152)
Increase in cash and cash equivalents	6	2
Cash and cash equivalents, beginning of year	6	4
Cash and cash equivalents, end of year	$12	$6

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues (dollars in millions):
Retail:
Residential	$230	$242	$860	$877
Commercial	157	161	633	635
Industrial	60	58	226	226
Subtotal	447	461	1,719	1,738
Other accrued (deferred) revenues, net	(2)	2	4	(16)
Total retail revenues	445	463	1,723	1,722
Wholesale revenues	11	11	49	60
Other operating revenues	7	5	33	31
Total revenues	$463	$479	$1,805	$1,813

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,999	2,128	7,505	7,733
Commercial	1,725	1,774	6,964	7,070
Industrial	902	887	3,475	3,554
Total retail energy sales	4,626	4,789	17,944	18,357
Retail energy deliveries:
Commercial	111	85	438	349
Industrial	201	151	808	639
Total retail energy deliveries	312	236	1,246	988
Total retail energy sales and deliveries	4,938	5,025	19,190	19,345
Wholesale energy deliveries	388	293	2,249	2,142
Total energy sold and delivered	5,326	5,318	21,439	21,487

Number of retail customers at end of period:
Residential			725,502	720,269
Commercial			102,138	101,714
Industrial			216	240
Direct access			498	243
Total retail customers			828,354	822,466

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,330	1,417	3,610	4,125
Natural gas	889	1,080	2,882	2,138
Total thermal	2,219	2,497	6,492	6,263
Hydro	482	409	1,943	1,933
Wind	160	191	1,125	1,216
Total generation	2,861	3,097	9,560	9,412
Purchased power:
Term	1,340	1,195	7,382	6,252
Hydro	370	407	1,728	2,897
Wind	47	66	319	269
Spot	644	563	2,285	2,763
Total purchased power	2,401	2,231	11,714	12,181
Total system load	5,262	5,328	21,274	21,593
Less: wholesale sales	(388)	(293)	(2,249)	(2,142)
Retail load requirement	4,874	5,035	19,025	19,451

	Heating Degree-days		Cooling Degree-days
	2012	2011	2012	2011
1st Quarter	1,967	1,974	—	—
Average	1,848	1,845	—	—
2nd Quarter	709	946	40	16
Average	714	698	68	69
3rd Quarter	58	51	395	346
Average	81	87	387	393
4th Quarter	1,435	1,679	1	—
Average	1,592	1,589	1	2
Annual total	4,169	4,650	436	362
Annual total average	4,235	4,219	456	464
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).